UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 13, 2007

Date of Report (Date of earliest event reported)

ESTERLINE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06357	13-2595091
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500-108th Avenue NE, Bellevue, Washington	98004
(Address of principal executive offices)	(Zip Code)

(425) 453-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 13, 2007, Esterline Technologies Corporation, a Delaware corporation (“Esterline”), entered into Amendment No. 5 to Credit Agreement (the “Fifth Amendment”) by and among Esterline, various financial institutions (collectively, the “Lenders”) and Wachovia Bank, National Association (“Wachovia”), as Administrative Agent. The Fifth Amendment amends certain terms of the Credit Agreement (as amended, the “Credit Agreement”) dated as of June 11, 2003, as amended, by and between Esterline, the financial institutions referred to therein and Wachovia, as Administrative and Collateral Agent.

Among other things, the Credit Agreement increases the existing revolving credit facility to $200 million and includes a new $100 million US term loan facility (the “US Term Loan Facility”). Under the Credit Agreement, Esterline is obligated to make partial prepayments under the term loan facilities and revolving credit facility and to cash secure letter of credit obligations promptly upon receipt of proceeds from certain debt and equity issuances, sale of assets and recoveries of insurance proceeds, subject to certain minimum amount, reinvestment, leverage and other exclusions. If required, partial prepayments are in amount equal to 100% of net proceeds from debt issuances, asset disposition and insurance recoveries and 50% of equity issuances. In addition, Esterline is obligated to make annual prepayments equal to 50% of excess cash flow in the event that its ratio of total indebtedness to pro forma EBITDA (“Leverage Ratio”) is greater than 3.0:1.0. The Credit Agreement also provides that following a material acquisition, as defined in the Credit Agreement, Esterline is obligated to pledge certain assets and all or a portion of the outstanding capital stock of the target company that is the subject of the material acquisition. The Credit Agreement also contains covenants that restrict which Esterline subsidiaries may hold the outstanding capital stock of CMC Holdings and the debt that may be incurred and the assets that may be held by Esterline’s subsidiary that holds the outstanding capital stock of CMC Holdings. Under the Credit Agreement, Esterline must maintain a Leverage Ratio, measured as of the last day of each fiscal quarter, less than or equal to 5:00 to 1:00 from March 13, 2007 through January 25, 2008; 4.75 to 1:00 from January 26, 2008 through January 30, 2009; 4.50 to 1:00 from January 31, 2009 through January 29, 2010; and 4.25 to 1.00 from January 30, 2010 and thereafter, and a ratio of pro forma EBITDA to interest expense, measured as of the last day of each fiscal quarter, equal to or greater than 2.75 to 1.00 from March 13, 2007 through January 25, 2008 and 3:00 to 1:00 from January 26, 2008 and thereafter.

On March 13, 2007, Esterline borrowed $60.0 million under the revolving credit facility and $100 million under the US Term Loan Facility. Esterline used the proceeds from the borrowings to pay a portion of the purchase price of the acquisition of CMC Holdings (as defined in Item 2.01 below), as described in Item 2.01 of this report. Borrowings under the revolving credit facility and the US Term Loan Facility bear interest at a rate per annum equal to either (a) the Eurodollar rate plus the “applicable margin” or (b) the “alternate base rate” (defined as the higher of (x) Wachovia Bank, National Association’s prime rate and (y) the Federal funds rate plus 0.50%) plus the “applicable margin.” The “applicable margin” flexes based on Esterline’s Leverage Ratio and ranges from 0.625% to 1.250% for borrowings based on the Eurodollar rate and 0.0% to 0.250% for borrowings based on the alternate base rate. As of March 13, 2007, the interest rate on borrowings under the revolving credit facility was 6.32% per annum and the US Term Loan Facility was 6.30% per annum. Borrowings under the revolving credit facility are due

March 13, 2012. The principal amount of the US Term Loan Facility is payable quarterly commencing on June 30, 2008, according to a payment schedule by which a percentage of the initial principal amount is paid in each quarter, the first four payments equal to 1.25%, the following eight payments equal to 2.50%, the following three payments equal to 5.00%, with a final payment equal to 60.00% on March 13, 2012. The Credit Agreement also incorporates other definitional revisions.

Certain of the Lenders were initial purchasers of the Notes and are parties to the Registration Rights Agreement dated as of March 1, 2007 relating to the Notes. In addition, certain of the Lenders and/or their respective affiliates have provided in the past and may provide if the future investment banking, commercial lending and financial advisory services to Esterline and its affiliates, for which they have received and may receive customary fees. Wells Fargo Bank, National Association, one of the Lenders, and an affiliate of The Bank of New York, also a Lender, serve as trustees under the indenture relating to the Notes and to the Indenture dated as of June 11, 2003 relating to Esterline’s 7.75% Senior Subordinated Notes due 2013, respectively, for which they have received and may receive customary fees related thereto.

The foregoing summary of the Credit Agreement as amended by the Fifth Amendment is qualified in its entirety by the terms of the Fifth Amendment, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 14, 2007, Esterline acquired all of the outstanding capital stock of CMC Electronics Holdings Inc., a Canadian corporation (“CMC Holdings”), pursuant to the Share Purchase Agreement dated as of January 31, 2007 among Esterline, ONCAP L.P., a limited partnership organized under the laws of Ontario, Canada, ONCAP (Cayman) L.P., a limited partnership organized under the laws of the Cayman Islands, Onex Corporation, a company incorporated under the laws of the Province of Ontario (together with ONCAP L.P. and ONCAP (Cayman) L.P., the “ONCAP Parties”), CMC Holdings, and CMC Holdings’ other shareholders and subsidiaries (the “Purchase Agreement”). CMC Electronics Inc., CMC Holdings’ significant operating subsidiary, is a world leader in the design, manufacture, sales and support of high-technology electronics products for aviation, including global positioning, enhanced vision and flight management systems. In the transaction, each shareholder of CMC Holdings received a pro rata portion, determined on the basis of the total number of outstanding shares of CMC Holdings as of March 14, 2007, of CAD$391.5 million, or approximately USD$335 million, which amount is subject to post-closing dollar-for-dollar adjustments for changes in the working capital of CMC Holdings.

In addition, CAD$25 million (approximately USD$21.4 million) of the purchase price was placed in escrow as security for the potential purchase price adjustments relating to tax withholding amounts that may be applicable, certain development and pre-production costs relating to a product sale agreement and the shareholders’ indemnification obligations under the Purchase Agreement.

Esterline financed the acquisition of CMC Holdings using net proceeds from the issuance of $175,000,000 of 6 5/8% Senior Notes due 2017 (the “Notes”) and borrowings under its revolving credit facility and the US Term Loan Facility, as described in the third paragraph under Item 1.01 of this report, which is incorporated herein by reference. The Notes will mature March 1, 2017. Interest on the Notes will be payable on March 1 and September 1 of each year, beginning on September 1, 2007.

All obligations under the revolving credit facility and the term loan facilities under the Credit Agreement are guaranteed by all of our existing and future domestic subsidiaries and certain foreign subsidiaries and are secured by a first-priority lien on (i) all of the capital stock of our certain of Esterline’s existing domestic subsidiaries and future material domestic subsidiaries, (ii) 65% of the capital stock of certain of Esterline’s existing foreign subsidiaries and future material directly-held foreign subsidiaries and (iii) substantially all of Esterline’s assets (other than real property) and substantially all of certain of Esterline’s domestic subsidiaries’ assets (other than real property). The covenants contained in the Credit Agreement limit Esterline’s ability and the ability of its subsidiaries to, among other things, incur debt, create liens on assets, pay dividends, repurchase capital stock, dispose of assets, enter into transactions with affiliates, make investments, merge, consolidate or sell substantially all of Esterline’s assets. In addition, the Credit Agreement requires Esterline to comply with specified financial maintenance covenants, including, a maximum leverage ratio and a minimum interest coverage ratio as described in Item 1.01 of this report. The Credit Agreement also contains events of default customary for facilities of this type, including, among other things, payment defaults, inaccuracy of representations and warranties, breaches of covenants, cross defaults, bankruptcy and insolvency events, judgments and change of control.

There was no material relationship between Esterline (or any officer, director or affiliate of either Esterline, or any associate of any such officer or director) and CMC Holdings, the ONCAP Parties and any of the shareholders or subsidiaries of CMC Holdings.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 of this report and in the third paragraph in Item 2.01 of this report and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On March 13, 2007, Esterline issued a press release regarding the acquisition of CMC Holdings, which is furnished as Exhibit 99.1 to this report. The press release should be read in conjunction with the note regarding forward-looking statements, which is included in the press release.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

To be filed by amendment not later than 71 calendar days after the date this Current Report is required to be filed.

(b)	Pro Forma Financial Information.

To be filed by amendment not later than 71 calendar days after the date this Current Report is required to be filed.

(d)	Exhibits.

Exhibit No.	Description
2.2†	Share Purchase Agreement dated as of January 31, 2007 among Esterline Technologies Corporation, ONCAP L.P., ONCAP (Cayman) L.P., Onex Corporation, CMC Electronics Holdings Inc., and CMC’s other shareholders and subsidiaries. (Incorporated by reference to Esterline’s Form 10-Q for the quarter ended January 26, 2007 [Commission File Number 1-6357].)

10.2	Amendment No. 5 Credit Agreement, dated as of March 13, 2007, among Esterline Technologies Corporation, the financial institutions referred to therein and Wachovia Bank, National Association, as Administrative Agent.

99.1	Press release issued by Esterline Technologies Corporation dated March 14, 2007.

†	Portions of this exhibit are omitted and were filed separately with the Securities and Exchange Commission pursuant to Esterline’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION

Dated: March 19, 2007	By:	/s/ ROBERT D. GEORGE
	Name:	Robert D. George
	Title:	Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
2.2†	Share Purchase Agreement dated as of January 31, 2007 among Esterline Technologies Corporation, ONCAP L.P., ONCAP (Cayman) L.P., Onex Corporation, CMC Electronics Holdings Inc., and CMC’s other shareholders and subsidiaries. (Incorporated by reference to Esterline’s Form 10-Q for the quarter ended January 26, 2007 [Commission File Number 1-6357].)

10.2	Amendment No. 5 Credit Agreement, dated as of March 13, 2007, among Esterline Technologies Corporation, the financial institutions referred to therein and Wachovia Bank, National Association, as Administrative Agent.

99.1	Press release issued by Esterline Technologies Corporation dated March 14, 2007.

†	Portions of this exhibit are omitted and were filed separately with the Securities and Exchange Commission pursuant to Esterline’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.